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                                                                  EXHIBIT 16.1




Securities and Exchange Commission
Washington, D.C. 20549


Gentlemen:

We were previously the principal accountants for Thrift Management, Inc. (the "Registrant"), and on February 17, 1997 we reported on the consolidated financial statements of the Registrant as of December 31, 1996 and for the two years ended December 31, 1996 and 1995. On May 1, 1997 we were dismissed as principal accountants of the Registrant. We have read the Registrant's statements included under Item 4 of its Form 8-K for May 1, 1997 and we agree with the statements contained therein insofar as they relate to our firm.


Very truly yours,



Scarano & Lipton, P.C.
Mitchel Field, New York
May 7, 1997